409A Amendment

to the

Osage Federal Savings and Loan Association of Pawhuska

Director Supplemental Income Plan Agreement for

Harvey Payne

Osage Federal Bank, successor in interest to Osage Federal Savings and Loan Association of Pawhuska (“Institution”), and Harvey Payne (“Director”) originally entered into the Osage Federal Savings and Loan Association of Pawhuska Director Supplemental Income Plan Agreement (“Agreement”) on April 19, 2004. Pursuant to Subparagraph XI (C) of the Agreement, the Institution and the Director hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph III (A), “Benefit Date”, shall be deleted in its entirety and replaced with the following Subparagraph III (A):

Benefit Date:

For purposes of this plan, if the Director continuously serves the Institution, the Director shall qualify for Supplemental Income benefits on the later of the December 31st nearest the Director’s sixty-fifth (65th) birthday or such other date as the Director may actually retire.

2.	The following provision regarding “Separation from Service” distributions shall be added as a new Subparagraph (E) under Section III, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Director’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

3.

Subparagraph IV (A), “Normal Benefit”, shall be amended to delete the words “or in equal monthly installments (1/12th of the annual benefit), at the discretion of the Institution”, from the second sentence.

4.

Subparagraph IV (B), “Early Benefit”, shall be amended to insert the words “but prior to Normal Benefit Age” after the words “[Subparagraph III (C)]” in the first sentence; to insert the words “the month following” after the second occurrence of the word “with” in the second sentence; and to delete the words “or in equal monthly installments (1/12th of the annual benefit), at the discretion of the Institution” from the third sentence.

5.	Subparagraph IV (C), “Disability Benefit”, shall be deleted in its entirety and replaced with the following Subparagraph IV (C):

Disability Benefit:

In the event the Director becomes Disabled, the Director shall be one hundred percent (100%) vested in the accrued liability account. Within thirty (30) days of said Disability, the Director shall receive a lump sum distribution in the amount of said account as of the date of Disability.

“Disability” shall mean Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering directors of the Institution. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Institution, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

6.

Section V, “Death Benefit Prior to Age 65”, shall be amended to delete the words “(or such later date as may be agreed upon)” and “or in equal monthly installments (1/12th of the annual benefit) for a period of one hundred twenty (120) months, at the discretion of the Institution” from the first sentence.

7.	Section VIII, “Other Termination of Service”, Subparagraph A, shall be amended to delete the words “Early Benefit Date” and to replace them with the words “Director attaining age sixty-two (62)”.

8.

Section VIII, “Other Termination of Service”, Subparagraph B, shall be amended to insert the words “in the same form and with the same timing as provided in Subparagraph IV (B), commencing on the first day of the month following said termination” after the word “benefits” in the first paragraph.

9.	Section IX, “Change of Control”, shall be deleted in its entirety and intentionally left blank.

10.	A new Subparagraph XI (K) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Institution if any stock of the Institution is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

11.	A new Subparagraph XI (L) shall be added as follows:

Certain Accelerated Payments:

The Institution may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Director of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

12.	Subparagraph XIV (A), “Deferral Election”, shall be amended to delete the second sentence in its entirety.

13.	Subparagraph XIV (A) (i) shall be added relating to the rules regarding deferral elections, as follows:

Deferral Elections – In General:

In any Plan Year during which Director defers compensation (as defined herein), Director shall file a Deferral Election Form for any compensation deferred. Such form shall be filed with the Plan Administrator no later than the close of the Director’s taxable year next preceding the service year, and such election and is effective only to defer compensation that has not yet been earned by the Director at the time of the election.

A deferral election submitted for a particular year may continue to be valid for succeeding years until changed or modified. Deferral elections, once made, however, are irrevocable as of the last permissible date on which such deferral elections may be made.

Initial Deferral Election(s):

Upon notification of eligibility in this Agreement during the initial Plan Year, and if Director elects to defer compensation, Director shall deliver to the Plan Administrator:

(a) a Deferral Election Form, signed and dated;

(b) a Beneficiary Form, signed and dated; and

(c) a Distribution Election Form, signed and dated.

Director shall deliver such forms to the Plan Administrator within thirty (30) days of notification of eligibility, and shall set forth on the forms the amount of compensation to be deferred and the distributions elected.

Subsequent Changes to Time and Form of Payment:

The Institution may permit a subsequent change to form and timing of payments (a “subsequent deferral election”). Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

14.

Subparagraph XIV (C), “Benefit, Termination of Service or Death”, shall be amended to delete the words “one (1) year prior to receiving said benefit” from the first sentence and to replace them with the words “on the aforementioned Distribution Election Form”.

Therefore, the foregoing changes are agreed to.

/s/ Mark S. White	/s/ Harvey Payne
For the Institution	Harvey Payne

Date January 18, 2008	Date January 18, 2008

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